NEWS RELEASE for February 28, 2012

BIOLASE ANNOUNCES PRELIMINARY FOURTH QUARTER RESULTS

•	Unaudited GAAP Revenue in Q4 is Expected to Total Approximately $13.1 million, up 35 Percent Year over Year

•	Unaudited GAAP Revenue in 2011 is Expected to Total Approximately $48.8 million, up 86 Percent Year over Year

•	Excluding Equipment Sales to Henry Schein, Unaudited GAAP Revenue in Q4 is Expected to Total $13.1 million, up $5.9 million, or 82 Percent, Year over Year

•	Substantial Positive Impact of Inventory Purchase Agreement with Henry Schein in Q1

•	BIOLASE to Host Conference Call, March 8th at 4:30 p.m. E.S.T.

IRVINE, CA (February 28, 2012) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the World’s leading dental laser manufacturer and distributor, today announced that, based on a preliminary review of its financial performance for the fourth quarter ended December 31, 2011, the Company expects to report net revenue of approximately $13.1 million. This would represent net revenue growth of 35 percent year over year from $9.7 million in the fourth quarter of 2010. Net revenue for the fiscal year ended December 31, 2011, is expected to total approximately $48.8 million, up 86 percent year over year from $26.2 million in 2010.

Excluding equipment sales to Henry Schein, Inc. (NASDAQ:HSIC), net revenue for the fourth quarter ended December 31, 2011, is expected to total approximately $13.1 million compared to approximately $7.2 million for the fourth quarter ended December 31, 2010, an increase of approximately $5.9 million, or 82 percent.

Federico Pignatelli, Chairman and CEO, stated, “While we continue to show solid growth in the year and quarter, the Company’s fourth quarter was disappointing with an exceptionally difficult December in sales, traditionally our strongest month of the year. It appears that a particularly aggressive marketing and sales program by Henry Schein resulted in the sale of approximately 180 BIOLASE Waterlase MD™ Turbo laser systems from its inventory during the fourth quarter of 2011, with approximately 120 in the month of December alone. This likely created substantial disruption of BIOLASE’s direct sales efforts. The pending introduction of the Company’s new Waterlase MDX™ 300 and MDX 450 laser systems, recently launched at the Chicago Midwinter Dental Show on February 23, undoubtedly triggered this rushed and more determined selling effort by Schein to clear out its inventory of Waterlase MD Turbo laser systems causing intense competition that greatly confused our customers during the period.

“As announced today, however, we have entered into a definitive agreement to purchase all of the Waterlase MD Turbo laser systems remaining in Schein’s inventory, approximately 180 machines, at very favorable pricing and conditions to BIOLASE,” continued Pignatelli. “A substantial part of the purchase will be paid with monies currently owed to BIOLASE by Henry Schein, with the remainder paid in cash at closing after our inspection of the units has been completed. This new definitive agreement supersedes and terminates all previous agreements between the two companies. It is expected that the Company’s purchase of Henry Schein’s inventory of Waterlase MD Turbo laser systems will result in a substantial one-time gain from the reversal of previously accrued warranties and other items.”

Pignatelli concluded, “I am very pleased with the outcome of this new definitive agreement and I am looking forward in continuing to build BIOLASE’s sales and marketing efforts without the potential disruption from this inventory overhang, which could continue to unbalance our efforts as a direct sales operation. With a large amount of inventory in the hands of such a powerful competitor as Henry Schein, it was extremely challenging for BIOLASE to project and meet revenues in 2011. Having Henry Schein’s remaining inventory of Waterlase MD Turbo laser systems under BIOLASE’s full control will help solidify our marketing efforts and direct sales business model.”

Conference Call
The Company also announced that it will host a conference call on Thursday, March 8th, at 4:30 p.m. Eastern Time to discuss its operating results for the fourth quarter and year ended December 31, 2011, and to answer questions. The Company’s results release will be distributed at approximately 4:05 p.m. Eastern Time that same day.

Phone Participation
To listen to the conference call live via telephone, dial 1-877-941-1428 from the U.S. or, for international callers, dial +1-480-629-9665, approximately 10 minutes before the start time.

Webcast Participation
To listen to the conference call live via the Internet, visit the Investors section of the BIOLASE website at www.biolase.com.

Replay
An audio archive of the webcast will be available for one year on the Investors section of the BIOLASE website.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc., the World’s leading Dental Laser Company, is a medical technology company that develops, manufactures and markets dental lasers and also distributes and markets dental imaging equipment, products that are focused on technologies that advance the practice of dentistry and medicine.  The Company’s laser products incorporate 284 patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times.  Its imaging products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients.  BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment.  BIOLASE has sold more than 19,000 lasers among 16,000 customers. Other products under development address ophthalmology and other medical and consumer markets.

For updates and information on laser and Waterlase dentistry, find BIOLASE at http://www.biolase.com, Twitter at http://twitter.com/GoWaterlase, and YouTube at http://www.youtube.com/user/Rossca08.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by BIOLASE management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions.  Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and BIOLASE undertakes no obligation to update such statements.

For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949-474-4300.

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